EXHIBIT 10.2

SECURITY AGREEMENT

SECURITY AGREEMENT dated as of November 28, 2006, among Motient Corporation, a Delaware corporation (“Motient”), each of the other parties hereto as a Guarantor and any entities that may become Guarantors in the future under the Indenture (as defined below) (the foregoing, collectively, the “Grantors”) in favor of U.S. Bank, National Association, as the trustee and collateral agent for the Holders under the Indenture referred to below (in such capacity, together with its successors in such capacity, the “Collateral Agent”).

The Grantors and U.S. Bank, National Association, as trustee, are parties to an Indenture dated as of November 28, 2006 (as modified and supplemented and in effect from time to time, the “Indenture”), providing, subject to the terms and conditions thereof, for purchase by the Holders of the Securities (as defined in the Indenture) issued by Motient and a guaranty by the Guarantors of the obligations as described in Article 10 of the Indenture.

To induce said Holders to purchase the Securities under the Indenture and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantors have agreed to pledge and grant a security interest in the Collateral (as hereinafter defined) as security for the Secured Obligations (as hereinafter defined). Accordingly, the parties hereto agree as follows:

Section 1.      Definitions, Etc.

1.01.   Terms Generally. Terms used herein and not otherwise defined herein are used herein as defined in the Indenture.

1.02.   Certain UCC Terms. The terms “Accounts”, “Chattel Paper”, “Document”, “Electronic Chattel Paper”, “Equipment”, “General Intangible”, “Goods”, “Instrument”, “Inventory”, “Investment Property”, “Payment Intangible”, “Proceeds” and “Software” have the respective meanings ascribed thereto in Article 9 of the NYUCC.

1.03.   Additional Definitions. In addition, as used herein:

“ATC License” means the Amended and Restated Intellectual Property Assignment and License Agreement dated May 11, 2005 by and between ATC Technologies, LLC, a Delaware limited liability company, and TerreStar.

“Cash Escrow Account” means account number 107145001 maintained with the Collateral Agent.

“Collateral” has the meaning ascribed thereto in Section 3.

“Copyright Collateral” means all Copyrights, whether now owned or hereafter acquired by the Grantors, including each Copyright identified in Annex 4 (Part C) and all Copyright Licenses.

“Copyrights” means all domestic and foreign copyrights, whether registered or not, including, without limitation, all copyright rights throughout the universe (whether now or hereafter arising) in any and all media (whether now or hereafter developed), in and to all original works of authorship fixed in any tangible medium of expression, acquired or used by the Grantor, all applications, registrations and recordings thereof (including, without limitation, applications, registrations and recordings in the United States Copyright Office or in any similar office or agency of the United States or any other country or any political subdivision thereof), including, without limitation, copyrights in computer software, programs and databases (including, without limitation, source code, object code and all related applications and data files, firmware and documentation and materials relating thereto, and any substitutions, replacements, improvements, error corrections, updates and new versions of any of the foregoing, but excluding, “shrink-wrap” computer software, programs and databases), internet web sites, whether registered or unregistered all registrations and applications for registration for any of the foregoing, together with all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof.

“Copyright Licenses”means any written agreement naming any Grantor as licensee (including, without limitation, those identified in Annex 4), granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Excluded Property” means (a)(i) 25,478,273 shares of common stock of Skyterra to be distributed to Motient’s common shareholders and (ii) 4,447,801 shares of common stock of Skyterra that would be acquired upon conversion of limited partnership interests in Mobile Satellite Ventures, L.P. and that would be distributed to Motient’s preferred shareholders upon the conversion of their preferred shares pursuant to and in accordance with the Exchange Agreement and the Registration Rights Agreement, (b) the shares of common stock of TerreStar Networks Bermuda Ltd. and (c) the limited partnership units of Mobile Satellite Ventures, L.P. and the common stock of Mobile Satellite Ventures GP, Inc.; provided, however, that shares of common stock of Skyterra issuable upon the conversion or exchange of such limited partnership units or common stock are not Excluded Property unless they constitute Excluded Property pursuant to clause (a)(ii) of this definition.

“FCC” means the Federal Communications Commission.

“FCC License”: any license, authorization, approval, or permit granted by the FCC pursuant to the Communications Act of 1934, as amended, to the Issuer or its Restricted Subsidiaries, or assigned or transferred to the Issuer or its Subsidiaries pursuant to FCC consent, in each case for or in connection with the construction and/or operation of any satellite system. “FCC License” includes the U.S. FCC Letter of Intent. “FCC License Rights” means any right, title or interest in, to or under any FCC License, whether directly or indirectly held, including, without limitation, any rights owned, granted, approved or issued directly or indirectly by the FCC or held, leased, licensed or otherwise acquired from or through any party.

“IP Collateral” means, collectively, (a) all Copyright Collateral, (b) all Patent Collateral, (c) all Trademark Collateral, (d) all confidential and proprietary information, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, (e) all tangible embodiments of any of the foregoing and all rights corresponding thereto throughout the world, and (f) any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages.

“Motor Vehicles” means motor vehicles, tractors, trailers and other like property, whether or not the title thereto is governed by a certificate of title or ownership.

“NYUCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Patent Collateral” means all Patents, whether now owned or hereafter acquired by the Grantors, including each Patent identified in Annex 4 and all Patent Licenses.

“Patent License” means all written agreements providing for the grant to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing identified in Annex 4.

“Patents” means all patents, patent applications, all inventions claimed or disclosed therein and all improvements thereto, all registrations and applications for registration for any of the foregoing, together with all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof.

“Pledged Equity” means the Equity Interests in the Share Issuers (as supplemented from time to time pursuant to any supplement effecting such pledge) under the name of the Grantors and all other shares of capital stock, or partnership and other ownership interest, of whatever class or character of any Share Issuer, now or hereafter owned by the Grantors, and all certificates evidencing the same (but (A) not more than 65% of all shares of each class of capital stock of any Foreign Subsidiary and (B) excluding the Excluded Property).

“Secured Obligations” means all obligations of every nature of each Grantor from time to time owed to the Collateral Agent, the Trustee or any Holder under any Financing Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Grantor, would have accrued on any obligation, whether or not a claim is allowed against such Grantor for such interest in the related bankruptcy proceeding), expenses, indemnities or any other amount.

“Share Issuer” means any Person in which a Grantor owns Equity Interests, whether now or hereafter existing or acquired, including, without limitation, the respective corporations, partnerships or other entities identified next to the names of the Grantors on Annex 3 under the caption “Share Issuer”.

“Side Letter” means the agreements between TMI and TerreStar relating to the transfer of the Letter of Intent and the T-1 satellite.

“Trademark Collateral” means all Trademarks, whether now owned or hereafter acquired by the Grantors, including each Trademark identified in Annex 4, together, in each case, with the goodwill of the business connected with the use of, and symbolized by, each such trade name, trademark and service mark and all

Trademark Licenses. Notwithstanding the foregoing, the Trademark Collateral does not and shall not include any Trademark that would be rendered invalid, abandoned, void or unenforceable by reason of its being included as part of the Trademark Collateral.

“Trademark License” means any written agreement providing for the grant to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing identified in Annex 4.

“Trademarks” means all domestic and foreign trade names, trademarks and service marks, logos, domain names, trade dress, designs, slogans, business names, corporate names and other source identifiers, whether registered or unregistered, all registrations and applications for registration for any of the foregoing, together with all modifications, extensions and renewals thereof.

Section 2.      Representations and Warranties. Each Grantor represents and warrants to the Holders as of the date hereof that:

(a) Title. Each Grantor is the legal and beneficial owner, lessee or licensee of the Collateral in which it purports to grant a security interest pursuant to Section 3 and no Lien exists upon such Collateral, except for (i) the pledge and security interest in favor of the Collateral Agent for the benefit of the Holders created or provided for herein and (ii) Liens permitted under the Indenture. Upon filing of the appropriate financing statements, the pledge and security interest in favor of the Collateral Agent for the benefit of the Holders created or provided for herein will constitute a valid first priority perfected pledge and security interest in and to all of such Collateral to the extent a security interest can be perfected by filing.

(b) Names, Etc. The full and correct legal name, type of organization, jurisdiction of organization, organizational ID number (if applicable) and mailing address of the Grantors as of the date hereof (or on the date that such Grantor becomes a party hereto) are correctly set forth in Annex 1. Annex 1 correctly specifies the place of business of the Grantors or, if a Grantor has more than one place of business, the location of the chief executive office of such Grantor.

(c) Changes in Circumstances. Such Grantor has not (i) within the period of four months prior to the date hereof (or on the date that such Grantor becomes a party hereto), changed its location (as defined in Section 9-307 of the NYUCC), (ii) except as specified in Annex 1, heretofore changed its name, or (iii) except as specified in Annex 2, heretofore become a “new debtor” (as defined in Section 9-102(a)(56) of the NYUCC) with respect to a currently effective security agreement previously entered into by any other Person.

(d) Pledged Equity. The Pledged Equity identified in Annex 3 hereto constitutes all of the issued and outstanding Equity Interests of all classes of Equity Interests of each Share Issuer beneficially owned by each Grantor on the date hereof (or will be updated to correctly identify at such time on the date such Grantor becomes a party hereto to correctly identify at such time) (but (A) not in excess of 65% of the issued and outstanding shares of any class of the Equity Interests of any Foreign Subsidiary and (B) excluding the Excluded Property), whether or not registered in the name of the Grantor (or, in the case of any supplement to said Annex 3 upon the execution and delivery of a supplement effecting such pledge, as of the date of such supplement). Annex 3 hereto correctly identifies, as at the date hereof (or on the date such Grantor becomes a party hereto), with respect to each Share Issuer, (i) each class of Equity Interests to the extent that it constitutes Collateral, (ii) the number of shares, units or other divisions of interests of such Equity Interests that are authorized and outstanding, (iii) whether such Equity Interests are certificated, a description of any such certificates and the number of shares, units or other interests represented by such certificates and (iv) and the registered owner, or other owner or holder thereof. The Pledged Equity identified under the name of each Grantor in Annex 3 is, and all other Pledged Equity in which the Grantors shall hereafter grant a security interest pursuant to this Security Agreement or any supplement hereto will be (A) duly authorized, validly existing, fully paid and non-assessable (in the case of any equity interest in a corporation), (B) legal, valid and binding obligations of the Grantors (in the case of any equity interest in a partnership) and (C) duly issued and outstanding (in the case of any equity interest in any other entity).

(e) Intellectual Property. Annex 4 (Part A) hereto sets forth a complete and correct list of all registered (and applications for registration of) Trademarks owned by the Grantors on the date hereof. Annex 4 (Part B) hereto sets forth a complete and correct list of all granted (and applications for grant of) Patents owned by the Grantors on the date hereof. Annex 4 (Part C) hereto sets forth a complete and correct list of all registered (and applications for registration of) Copyrights owned by the Grantors on the date hereof. Except to the extent as would not have a Material Adverse Effect and except pursuant to licenses and other agreements entered into by the Grantors in the ordinary course of business, each Grantor is either the owner of all right, title and interest in and to its IP Collateral or has been granted all necessary license rights in and to its IP Collateral and, except for trademark applications based on intent-to-use which have not yet been allowed by the U.S. Patent and Trademark Office, is entitled to use all its IP Collateral. Except to the extent as would not have a Material Adverse Effect, all of the IP Collateral, to the Grantor’s knowledge, is valid and enforceable and, except as may be set forth in said Annex 4 and except to the extent as would not have a Material Adverse Effect, all registrations, to the best of such Grantor's knowledge, listed in Annex 4 are valid, subsisting and in full force and effect. With respect to each material item of IP Collateral either owned or exclusively licensed by any Grantor and as each Grantor deems necessary, in its reasonable business judgment, for the conduct of its business, each Grantor has made or performed all commercially reasonable filings, recordings and other acts and has paid all required fees and taxes necessary to maintain and protect its interest in full force and effect where required for its business, and to protect and maintain its interest therein including, without limitation, any necessary recordations of any of its interests in the Patents and Trademarks with the U.S. Patent and Trademark Office and to the extent commercially desirable and deemed necessary by each Grantor, in its reasonable business judgment, for the conduct of its business, in corresponding national and international patent offices, and any necessary recordation of any of its interests in the Copyrights with the U.S. Copyright Office and to the extent commercially desirable and deemed necessary by each Grantor, in its reasonable business judgment, for the conduct of its business, in corresponding national and international copyright offices except where any failure to make such filings and payments would not have a Material Adverse Effect. To the best of such Grantor’s knowledge, the operation of each Grantor’s business as currently conducted or as contemplated to be conducted and the use of the IP Collateral in connection therewith do not conflict with, infringe, misappropriate, dilute, misuse or otherwise violate the intellectual property rights of any third party in any material respect, except to the extent that would not have a Material Adverse Effect. Except as described in Annex 4, no claim, action, suit, investigation, litigation or proceeding is pending or, to the knowledge of each Grantor, threatened against such Grantor (i) based upon or challenging or seeking to deny or restrict the Grantor’s rights in or of any of the IP Collateral, (ii) alleging that the Grantor’s rights in or use of the IP Collateral or that any services provided by, processes used by, or products manufactured or sold by, such Grantor infringe, misappropriate, dilute, misuse or otherwise violate any Patent, Trademark, Copyright or any other intellectual property right of any third party, or (iii) alleging that the IP Collateral is being licensed or sublicensed in violation or contravention of the terms of any license or other agreement.

(f) Material Licenses; Trademarks. Annex 4 hereto sets forth a complete and correct list of all material licenses included in the IP Collateral on the date hereof. The Grantors do not currently own any Trademarks registered in the United States of America to which the sentence of the definition of Trademark Collateral applies.

(g) Commercial Tort Claims. Annex 5 sets forth a complete and correct list of commercial tort claims of the Grantors in existence on the date hereof.

Section 3.      Collateral. As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, each the Grantors hereby pledges and grants to the Collateral Agent for the ratable benefit of the Holders, a security interest in all of such Grantor’s right, title and interest in the following, whether now owned or hereafter acquired by such Grantor and whether now existing or hereafter coming into existence and wherever located (all of the following being collectively referred to herein as “Collateral”):

(a) all Accounts, Instruments, Documents, Chattel Paper (whether tangible or electronic), Inventory, Equipment, Goods, Payment Intangibles, Software and other General Intangibles (including, without limitation, the TerreStar note referred to in Section 4.06 of the Indenture, the Side Letter, the ATC License, the Hughes Agreement and the Satellite Construction Agreement);

(b) all Investment Property, including all Pledged Equity;

(c) all IP Collateral, and the right to recover for past, present and future infringements or misappropriations thereof and all other rights of any kind whatsoever accruing thereunder or pertaining thereto;

(d) all Payment Intangibles, Software and all other General Intangibles whatsoever not covered by the preceding clauses of this Section 3;

(e) all commercial tort claims, as defined in Section 9-102(a)(13) of the NYUCC, arising out of the events described in Annex 5;

(f) all FCC License Rights, whether now owned or held or hereafter acquired or held by a Grantor, including all FCC Licenses, including, without limitation, the right to receive monies, proceeds, or other consideration in connection with the sale, assignment, transfer, or other disposition of any FCC Licenses, the proceeds from the sale of any FCC Licenses or any goodwill or other intangible rights or benefits associated therewith, including without limitation all right of each Grantor to (A) transfer, assign or otherwise dispose of its rights, title and interests, if any, under or in respect of such FCC Licenses, (B) exercise any rights, demands and remedies against the lessor, licensor or other parties thereto, and (C) all rights of such Grantor to receive proceeds of any insurance, indemnities, warranties, guaranties or claims for damages in connection therewith; provided, that such security interest does not include at any time any FCC License to the extent (but only to the extent) that at such time the Collateral Agent may not validly possess a security interest directly in the FCC License pursuant to applicable Federal law, including the Communications Act of 1934, as amended, and the rules, regulations and policies promulgated thereunder, as in effect at such time, but such security interest does include at all times all proceeds of the FCC Licenses, and the right to receive all monies, consideration and proceeds derived from or in connection with the sale, assignment, transfer, or other disposition of the FCC Licenses;

(g) the Cash Escrow Account and all cash and Investment Property from time to time credited thereto;

(h) to the extent related to any of the foregoing, all books, correspondence, credit files, records, invoices and other papers (including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of the Grantors or any computer bureau or service company from time to time acting for the Grantors); and

(i) all Proceeds, products, offspring, accessions, rents, profits, income, benefits, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral, and all substitutions and replacements of and to any of the Collateral, including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) through (h) of this Section 3.

IT BEING UNDERSTOOD, HOWEVER, that:

(A) in no event shall the security interest granted under this Section 3 attach to any lease, license, contract, Intellectual Property or agreement to which any Grantor is a party (or to any of its rights or interests thereunder) or Investment Property to the extent that the grant of such security interest would: (x) constitute or result in either (i) the abandonment, invalidation or unenforceability of any right, title or interest of the Grantors therein; or (ii) a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, property rights or agreement (other than, to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the NYUCC); or (y) require the consent of any third party;

(B) in no event shall the security interest granted under this Section 3 attach to any leasehold interest in real property;

(C) notwithstanding anything to the contrary set forth herein, in no event shall more than 65% of all shares of each class of capital stock of any Foreign Subsidiary or any asset of a Foreign Subsidiary be included in Collateral;

(D) to the extent that the terms of any Indebtedness incurred to finance the acquisition of any property (other than any property obtained pursuant to the Satellite Construction Agreement or the Arianespace Agreement) expressly prohibits the pledge, assignment or transfer thereof, or the grant of a security interest therein, the applicable Grantor’s right, title and interest in such property shall be excluded from the Collateral for so long as such prohibition continues; and

(E) no security interest shall attach to any Excluded Property;

provided, that, notwithstanding anything to the contrary, clause (A) shall apply only to the extent that any provisions providing for the breach, termination or default with respect to such lease, license, contract or agreement were not in contemplation of this Security Agreement or any of the transactions contemplated by the Indenture; and provided further that immediately upon the ineffectiveness, lapse or termination of any such prohibition on the grant of such security interest or lien, the Collateral shall include, and such Grantor shall be deemed to have granted a security interest in, all such right, title and interests as if such prohibition had never been in effect.

Section 4.      Proceeds of Accounts. If so requested by the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, the Grantors shall instruct all account debtors in respect of Accounts, Chattel Paper and General Intangibles and all obligors on Instruments to make all payments in respect thereof either (i) directly to the Collateral Agent (by instructing that such payments be remitted to a post office box which shall be in the name and under the control of the Collateral Agent) or (ii) to one or more other banks in the United States of America (by instructing that such payments be remitted to a post office box which shall be in the name and under the control of the Collateral Agent) under arrangements, in form and substance satisfactory to the Collateral Agent, pursuant to which the Grantors shall have irrevocably instructed such other bank (and such other bank shall have agreed) to remit all proceeds of such payments directly to the Collateral Agent. Notwithstanding anything herein to the contrary, in no event shall the Grantors be required to obtain any control agreements with respect to any deposit account or securities account of a Grantor or otherwise perfect the Lien granted hereunder in any deposit account or securities account, except to the extent expressly specified in Section 5.01(a)(y) .

Section 5.      Further Assurances; Remedies. In furtherance of the grant of the pledge and security interest pursuant to Section 3, each Grantor hereby agrees with each Holder and the Collateral Agent as follows:

5.01.   Delivery and Other Perfection. Each Grantor shall:

(a) if any of the Pledged Equity or other Investment Property pledged by the Grantors under clause (b) of Section 3 in an aggregate amount in excess of $1,000,000 is received by the Grantors, forthwith either (x) deliver to the Collateral Agent such Pledged Equity or other Investment Property (together with the certificates or instruments for any such Pledged Equity or other Investment Property duly endorsed in blank or accompanied by such instruments of assignment and transfer in such form and substance as the Collateral Agent may request), all of which thereafter shall be held by the Collateral Agent, pursuant to the terms of this Agreement, as part of the Collateral, (y) cause the applicable securities intermediary or securities intermediaries to enter into account control agreements with the Collateral Agent in form and substance reasonably satisfactory to the Collateral Agent or cause all securities accounts to be maintained with the financial institution acting as Collateral Agent, or (z) take such other action as the Collateral Agent shall reasonably deem necessary or appropriate to duly record or otherwise perfect the Lien created hereunder in such Pledged Equity or other Investment Property pursuant to said clause (b) under the law of the United States or a jurisdiction thereof;

(b) deliver and pledge to the Collateral Agent any and all Instruments in an aggregate amount in excess of $1,000,000, endorsed and/or accompanied by such instruments of assignment and transfer in such form and substance as the Collateral Agent may reasonably request; provided that (other than in the case of any intercompany notes) so long as no Event of Default shall have occurred and be continuing, the Grantors may retain for collection in the ordinary course any Instruments received by the Grantors in the ordinary course of business and the Collateral Agent shall, promptly upon request of either Grantor, make appropriate arrangements for making any Instrument pledged by the Grantors available to the Grantors, for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent deemed appropriate by the Collateral Agent, against trust receipt or like document);

(c) give, execute, deliver, file, record, authorize or obtain all such financing statements, notices, instruments, documents, agreements or consents or other papers and take all such other actions as may be necessary or desirable (in the reasonable judgment of the Collateral Agent) and reasonably requested by the Collateral Agent to create, preserve, perfect or validate the security interest granted pursuant hereto under the law of the United States or a jurisdiction thereof or to enable the Collateral Agent to exercise and enforce its rights hereunder with respect to such pledge and security interest, including, without limitation, (i) (A) making filings, registrations and recordations with the U.S. Patent and Trademark Office and the U.S. Copyright Office, (B) delivery of all original certificates representing Pledged Equity, together with indorsements, stock powers or other appropriate instruments of transfer, duly executed or endorsed in blank, and (C) taking all such action as may be required by the Uniform Commercial Code then in effect in any applicable jurisdiction in order to effect to the same, and (ii) following the occurrence and during the continuance of an Event of Default, (A) causing any or all of the Pledged Equity to be transferred of record into the name of the Collateral Agent or its nominee (and the Collateral Agent agrees that if any Pledged Equity is transferred into its name or the name of its nominee, the Collateral Agent will thereafter promptly give to the Grantors copies of any notices and communications received by it with respect to the Pledged Equity pledged by the Grantors hereunder, and (B) if requested by the Collateral Agent, using commercially reasonable efforts to obtain any consents, authorization and approvals of the FCC in connection with any transfer or disposition of any FCC License or the Equity Interests of any Share Issuer that owns or holds any rights with respect to any FCC License, including, without limitation, as provided in Section 6.09;

(d) in no event shall the Grantors be required to perfect the security interest granted pursuant hereto in any Motor Vehicle;

(e) keep full and accurate books and records relating to the Collateral;

(f) if any Event of Default shall have occurred and be continuing, permit representatives of the Collateral Agent, upon reasonable notice, at any time during normal business hours to inspect and make abstracts from its books and records pertaining to the Collateral, and permit representatives of the Collateral Agent to be present at the Grantors’ respective places of business to receive copies of all communications and remittances relating to the Collateral, and forward copies of any notices or communications received by the Grantors with respect to the Collateral, all in such manner as the Collateral Agent may require; and

(g) execute and deliver and, subject to the execution thereof by the Collateral Agent, upon request of the Collateral Agent cause to be filed, such continuation statements, and do such other acts and things as the Collateral Agent may reasonably request, as may be necessary to maintain the perfection of the security interest granted pursuant hereto under the law of the United States or a jurisdiction therein;

(h) upon the occurrence and during the continuance of any Default, upon request of the Collateral Agent, promptly notify (and the Grantors hereby authorize the Collateral Agent so to notify) each account debtor in respect of any Accounts or Instruments that such Collateral has been assigned to the Collateral Agent hereunder, and that any payments due or to become due in respect of such Collateral are to be made directly to the Collateral Agent.

5.02.   Other Financing Statements and Liens. Except as otherwise permitted under the Indenture, no Grantor shall file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to the Collateral in which the Collateral Agent is not named as the sole secured party for the benefit of the Holders.

5.03.   Preservation of Rights. The Collateral Agent shall not be required to take steps necessary to preserve any rights against prior parties to any of the Collateral.

5.04.   Special Provisions Relating to Certain Collateral.

(a) Special Provisions Relating to Pledged Equity.

(i) The Grantors will cause the Pledged Equity to constitute at all times 100% of all Equity Interests of each Share Issuer then outstanding owned by the Grantors (but no more than 65% of each class of the outstanding Equity Interests of any Foreign Subsidiary of the Grantors and excluding the Excluded Property).

(ii) So long as no Event of Default shall have occurred and be continuing, the Grantors shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Pledged Equity for all purposes not inconsistent with the terms of this Security Agreement, the Indenture or any document, agreement, supplement or other instrument or agreement referred to herein or therein or contemplated thereby or hereby, provided that the Grantors agree that they will not vote the Pledged Equity in any manner that is inconsistent with the terms of this Security Agreement or any other Financing Document; and the Collateral Agent shall execute and deliver to the Grantors or cause to be executed and delivered to the Grantors all such proxies, powers of attorney, dividend and other orders, and all such instruments, without recourse, as the Grantors may reasonably request for the purpose of enabling the Grantors to exercise the rights and powers which they are entitled to exercise pursuant to this Section 5.04(a)(ii) .

(iii) Unless and until an Event of Default shall have occurred and be continuing, or the principal of and interest on the Securities, and all other amounts outstanding under the Indenture shall have been declared (or become) due and payable, the Grantors shall be entitled to receive and retain any dividends, distributions or proceeds on the Pledged Equity paid in cash out of earned surplus.

(iv) If any Event of Default shall have occurred and be continuing, and whether or not the Holders exercise any available right to declare any Secured Obligations due and payable or seek or pursue any other relief or remedy available to them under applicable law or under this Agreement, the Financing Documents or any other agreement relating to such Secured Obligation, upon request by the Collateral Agent, all dividends and other distributions on the Pledged Equity shall be paid directly to the Collateral Agent, and, if the Collateral Agent shall so request in writing, the Grantors jointly and severally agree to execute and deliver to the Collateral Agent appropriate additional dividend, distribution and other orders and documents to that end, provided that if such Event of Default is cured, any such dividend or distribution theretofore paid to the Collateral Agent shall, upon request of any Grantor (except to the extent theretofore applied to the Secured Obligations), be returned by the Collateral Agent to the Grantors.

(b) Special Provisions Relating to IP Collateral.

(i) For the purpose of enabling the Collateral Agent to exercise rights and remedies under Section 5.05 at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, the Grantors hereby grant to the Collateral Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, assign, license or sublicense any of the IP Collateral now owned or hereafter acquired by the Grantors, wherever the same may be located, including in all cases with reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(ii) Notwithstanding anything contained herein to the contrary, but subject to the provisions of the Indenture that limit the right of the Grantors to dispose of their property, so long as no Event of Default shall have occurred and be continuing, the Grantors will be permitted to exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the IP Collateral in the ordinary course of the business of the Grantors. In furtherance of the foregoing, unless an Event of Default shall have occurred and be continuing the Collateral Agent shall from time to time, upon the request of any Grantor, execute and deliver any instruments, certificates or other documents, in the form so requested, that the Grantors shall have certified are appropriate (in their judgment) to allow them to take any action permitted above (including relinquishment of the license provided pursuant to clause (i) immediately above as to any specific IP Collateral). Further, upon the payment in full of all of the Secured Obligations, or earlier expiration of this Agreement or release of the Collateral, the license granted pursuant to clause (i) immediately above shall automatically terminate. The exercise of rights and remedies under Section 5.05 by the Collateral Agent shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by the Grantors in accordance with the first sentence of this clause (ii).

(c) Special Provisions Relating to the Cash Escrow Account

(i) Upon the date hereof, Motient is delivering to the Collateral Agent a control agreement covering the Collateral Escrow Account. At all times prior to May 30, 2007, the Collateral Agent shall have sole and exclusive dominion and control over the Cash Escrow Account and none of the cash or Investment Property from time to time credited to the Collateral Escrow Account shall be withdrawn, subject to clauses (ii) and (iii) below. Notwithstanding the foregoing, Motient shall be entitled to direct the investment of funds in the Collateral Escrow Account into Cash Equivalents, provided that all such Cash Equivalents shall mature prior to May 30, 2007.

(ii) On May 30, 2007, (or such earlier date on which the Securities are redeemed in full) the funds in the Cash Escrow Account shall be applied to the payment of interest on the Securities. Any excess amount remaining in the Cash Escrow Amount after such application shall be returned to Motient.

(iii) If (A) the outstanding principal amount of the Securities is reduced at any time prior to May 30, 2007 and (B) as a consequence of such reduction the amount of funds in the Cash Escrow Account exceeds the amount required to be held in such account pursuant to the Indenture, then the amount of such excess shall continue to be held in the Cash Escrow Account.

5.05.   Events of Default, Etc. During the period during which an Event of Default shall have occurred and be continuing:

(a) the Grantors shall, at the request of the Collateral Agent, assemble the Collateral owned by them at such place or places, reasonably convenient to the Collateral Agent and the Grantors, designated in the Collateral Agent’s request;

(b) the Collateral Agent may make any reasonable compromise or settlement deemed desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, any of the Collateral;

(c) the Collateral Agent shall have all of the rights and remedies with respect to the Collateral of a secured party under the NYUCC (whether or not the Uniform Commercial Code is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including, without limitation, the right, to the maximum extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Collateral Agent were the sole and absolute owner thereof (and the Grantors agree to take all such action as may be appropriate to give effect to such right);

(d) the Collateral Agent in its discretion may, in its name or in the name of the Grantors or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so; and

(e) the Collateral Agent may, upon ten Business Days’ prior written notice to the Grantors of the time and place (which the Grantors agree constitutes reasonable prior notice), with respect to the Collateral or any part thereof which shall then be or shall thereafter come into the possession, custody or control of the Collateral Agent, the holders of the Secured Obligations or any of their respective agents, sell, lease, assign or otherwise dispose of all or any part of such Collateral, at such place or places as the Collateral Agent deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required above or by applicable statute and cannot be waived), and the Collateral Agent or any holder of any Secured Obligation or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Grantors, any such demand, notice and right or equity being hereby expressly waived and released. In the event of any sale, assignment, or other disposition of any of the IP Collateral, the goodwill connected with and symbolized by the IP Collateral subject to such disposition shall be included. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned. The proceeds of each collection, sale or other disposition under this Section 5.05, including by virtue of the exercise of the license granted to the Collateral Agent in Section 5.04(b), shall be applied in accordance with Section 5.08. The Grantors recognize that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The Grantors acknowledge that any such private sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agree that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the respective issuer thereof to register it for public sale. The Collateral Agent shall not be required to marshal any present or future collateral security (including, but not limited to, this Agreement and the Collateral) for, or other assurances of payment of, the Secured Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of the Collateral Agent’s rights hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights, however existing or arising. To the extent that each Grantor lawfully may, the Grantor hereby agrees that it will not invoke any law relating to the marshalling of collateral which might cause delay in or impede the enforcement of the Collateral Agent’s rights under this Agreement or under any other instrument creating or evidencing any of the Secured Obligations or under which any of the Secured Obligations is outstanding or by which any of the Secured Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, the Grantor hereby irrevocably waives the benefits of all such laws. Each Grantor hereby acknowledges that if the Collateral Agent complies with any applicable state, provincial, or federal law requirements in connection with a disposition of the Collateral, such compliance will not adversely affect the commercial reasonableness of any sale or other disposition of the Collateral.

5.06.   Locations; Names. Without at least 10 days’ prior written notice to the Collateral Agent, no Grantor shall change its location (as defined in Section 9-307 of the Uniform Commercial Code) or change its name from the name shown as its current legal name on Annex 1.

5.07.   Private Sale. The Collateral Agent and the Holders shall incur no liability as a result of the sale of the Collateral, or any part thereof, at any private sale pursuant to Section 5.05 conducted in a commercially reasonable manner.

5.08.   Application of Proceeds. Except as otherwise herein expressly provided and except as provided below in this Section 5.08, the Proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by the Collateral Agent under Section 4 or this Section 5, shall be applied by the Collateral Agent:

First, to the payment of the reasonable costs and expenses of such collection, sale or other realization, including reasonable out-of-pocket costs and expenses of the Collateral Agent and the reasonable fees and expenses of its agents and counsel, and all out -of-pocket expenses incurred and advances made by the Collateral Agent in connection therewith;

Next, to the payment in full of the Secured Obligations, in each case equally and ratably in accordance with the respective amounts thereof then due and owing or as the Holders holding the same may otherwise agree; and

Finally, to the payment to the respective Grantors, or their respective successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.

5.09.   Attorney-in-Fact. Without limiting any rights or powers granted by this Agreement to the Collateral Agent while no Event of Default has occurred and is continuing, the Collateral Agent is hereby appointed the attorney-in-fact of the Grantors to, upon the occurrence and during the continuance of any Event of Default, carry out the provisions of this Section 5 and take any action and execute any instruments that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest; provided that, Collateral Agent shall not execute on behalf of Grantors any application or other instrument to be submitted to the FCC except to the extent permitted by applicable law. Without limiting the generality of the foregoing, so long as the Collateral Agent shall be entitled under this Section 5 to make collections in respect of the Collateral, the Collateral Agent shall have the right and power to receive, endorse and collect all checks made payable to the order of the Grantors representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

5.10.   Perfection and Recordation. Except as otherwise provided below, prior to or concurrently with the execution and delivery of this Agreement, the Grantors shall:

(a) file such financing statements in such offices as the Collateral Agent may reasonably request to perfect the security interests granted by Section 3 of this Agreement (it being understood that in no event shall financing statements be filed against fixtures in the local jurisdictions of their location),

(b) deliver to the Collateral Agent all certificates evidencing any of the Pledged Equity, accompanied by undated stock or other powers duly executed in blank,

(c) deliver the originals of any of the promissory notes referred to in Section 3, accompanied by undated allonges or other powers duly executed in blank,

(d) cause each Share Issuer (other than an Share Issuer the ownership interests in which are evidenced by certificates) that is a Subsidiary to agree that it will comply with instructions regarding perfection and recordation originated by the Collateral Agent, and

(e) execute, deliver and record such short form security agreements relating to IP Collateral as the Collateral Agent may reasonably request and make such filings, registrations and recordations thereof with the U.S. Patent and Trademark Office and the U.S. Copyright Office, as applicable, as the Collateral Agent may reasonably request.

Without limiting the foregoing, the Grantors consent that Uniform Commercial Code financing statements may be filed describing the Collateral as “all assets” or “all personal property” of the Grantors (provided that no such description shall be deemed to modify the description of Collateral set forth in Section 3).

5.11.   Termination. Upon the payment of all Secured Obligations in full, this Agreement shall terminate, and the Collateral Agent shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of the respective Grantors and to be released and canceled all licenses and rights referred to in Section 5.04(b) . The Collateral Agent shall also, at the expense of the Grantors, execute and deliver to the respective Grantors upon such termination such Uniform Commercial Code termination statements and such other documentation as shall be reasonably requested by the respective Grantors to effect and evidence the termination and release of the Liens on the Collateral.

5.12.   Release. To the extent that the Grantors are not prohibited by the terms of the Indenture or this Agreement from selling, transferring or otherwise assigning any of the Collateral hereunder, upon such sale, transfer or assignment, such Collateral shall automatically be released from the Lien created by this Agreement, and, upon the request of the Grantors in advance of such sale, transfer or assignment, the Collateral Agent shall promptly assign, transfer and deliver such Collateral to the Grantors. To the extent that any Grantor is or shall be released from its obligations under the Financing Documents pursuant to Section 4.07 of the Indenture, then the Collateral owned by such Grantor (and all Equity Interests in such Grantor that constitute Collateral) shall automatically be released from the Lien created by this Agreement, and, upon the request of the applicable Grantor in advance of the transaction or event pursuant to which such Grantor will be so released, the Collateral Agent shall promptly assign, transfer and deliver all Collateral owned by such Grantor to such Grantor. In addition, the Collateral Agent shall, at the expense of the Grantors, execute and deliver to the appropriate Grantor such Uniform Commercial Code termination statements or amendments to effect and evidence the release of the Liens on such Collateral and execute any other evidence of such Lien termination as may be requested by the Grantors.

5.13.   Further Assurances. Each Grantor agrees that, from time to time upon the written request of the Collateral Agent, at the expense of such Grantor and, subject to the terms hereof, such Grantor will promptly execute and use commercially reasonable efforts to deliver, or otherwise authenticate, all further instruments and documents, and take all further commercially reasonable action that the Collateral Agent may reasonably request in order to perfect and protect any pledge or security interest granted or purported to be granted by such Grantor hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor and do such other acts and things as the Collateral Agent may reasonably request in order fully to effect the purposes of this Security Agreement, including, without limitation, taking any other action contemplated by this Article 5. In addition, each Grantor will furnish to the Collateral Agent from time to time statements and schedules (or update any schedules and annexes hereto) further identifying and describing the Collateral of such Grantor and such other reports in connection with such Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

Section 6.      Miscellaneous.

6.01.   Notices. All notices, requests, consents and demands hereunder shall be in writing and telecopied or delivered to the intended recipient at its “Address for Notices” specified pursuant to Section 12.01 of the Indenture.

6.02.   No Waiver. No failure on the part of the Collateral Agent or any Holder to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Collateral Agent or any Holder of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

6.03.   Amendments, Etc.

(a) The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by the Grantors and the Collateral Agent, provided that any provision of this Agreement may be waived by the Collateral Agent in a letter or agreement executed by the Collateral Agent or by facsimile transmission from the Collateral Agent. Any such amendment or waiver shall be binding upon the Collateral Agent and each Holder, each holder of any of the Secured Obligations and the Grantors.

(b) Upon the execution and delivery by any Person of a security agreement supplement in substantially the form of Exhibit A hereto, such Person shall be and become a Grantor hereunder, and each reference in this Security Agreement and the other Financing Documents to “Grantor” shall also mean and be a reference to such Person, each reference in this Security Agreement and the other Financing Documents to the “Collateral” shall also mean and be a reference to the Collateral granted by such Person and each reference in this Security Agreement to an Annex shall also mean and be a reference to the annexes attached to such security agreement supplement.

6.04.   Expenses. The Grantors jointly and severally agree to reimburse each of the Holders and the Collateral Agent for all reasonable out-of-pocket costs and expenses of the Holders and the Collateral Agent (including, without limitation, the reasonable fees and expenses of one legal counsel) in connection with (i) the administration of this Security Agreement and custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral of any Grantor, (ii) any Event of Default and any enforcement or collection proceeding resulting therefrom, including, without limitation, all manner of participation in or other involvement with (w) performance by the Collateral Agent of any obligations of the Grantors in respect of the Collateral that the Grantors have failed or refused to perform, (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral, and for the care of the Collateral and defending or asserting rights and claims of the Collateral Agent in respect thereof, by litigation or otherwise, including expenses of insurance, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (iii) the enforcement of this Section 6.04, and all such costs and expenses shall be Secured Obligations entitled to the benefits of the collateral security provided pursuant to Section 3.

6.05.   Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Grantors, the Collateral Agent, the Holders and each holder of any of the Secured Obligations (provided that no Grantor shall assign or transfer its rights or obligations hereunder without the prior written consent of the Collateral Agent).

6.06.   Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

6.07.   Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

6.08.   Captions. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

6.09.   Certain Regulatory Requirements.

(a) Cooperation by Grantors. At any time after the occurrence and during the continuance of an Event of Default, each Grantor shall take all lawful action that the Collateral Agent may reasonably request in the exercise of its rights and remedies hereunder, which include the right to require such Grantor to transfer or assign any FCC License Rights, held by it or any of its Subsidiaries to any party or parties to facilitate an arms’-length public or private sale for the benefit of the Collateral Agent. In furtherance of this right, the Grantors shall (i) cooperate fully with the Collateral Agent in obtaining all approvals and consents from the FCC and each other Governmental Authority and from any third parties that the Collateral Agent may deem necessary or advisable to accomplish any such transfer or assignment, and (ii) prepare, execute and file with the FCC and any other Governmental Authority any application, request for consent, certificate or instrument that the

 Collateral Agent may deem necessary or advisable to accomplish any such transfer or assignment. If the Grantors fail to execute such applications, requests for consent, certificates or instruments, the clerk of any court that has jurisdiction over the Financing Documents may, upon an ex parte request by the Collateral Agent, execute and file the same on behalf of the Grantors for purposes of placing such request before the FCC, except to the extent as would not be permissible under applicable law.

(b) Actions by Collateral Agent. To enforce the provisions of Section 5.05, the Collateral Agent is authorized to request the consent or approval of the FCC or any other Governmental Authority to a voluntary or an involuntary transfer of control of the Grantors or the voluntary or involuntary assignment of any FCC License Rights held by the Grantors. In connection with the exercise of its remedies under this Agreement, the Collateral Agent may obtain the appointment of a trustee or receiver to assume control of the Grantors, subject to any required prior approval of the FCC or any other Governmental Authority. Such trustee or receiver shall have all rights and powers provided to it by law or by court order or provided to the Collateral Agent under this Agreement.

(c) Certain Limitations Upon Actions by Collateral Agent. Notwithstanding anything to the contrary contained in this Agreement,

(i) the Collateral Agent will not take any action hereunder that would constitute or result in any transfer of control or assignment of the FCC Licenses without obtaining all necessary FCC and other Governmental Authority approvals, and all voting rights in any Collateral representing control rights in the holders of any FCC License shall remain with the Grantors notwithstanding the occurrence of any Event of Default until such required consents of the FCC shall have been obtained (and, in that connection, the Collateral Agent and the Holders shall be entitled to rely on the advice of FCC counsel selected by the Collateral Agent to determine whether FCC approval or other Governmental Authority approvals are required), and

(ii) the Collateral Agent shall not foreclose on, sell, assign, transfer or otherwise dispose of, or exercise any right to control the FCC Licenses as provided herein or take any other action that would affect the operational, voting, or other control of the Grantors, unless such action is taken in accordance with the provisions of the Communications Act of 1934, as from time to time amended, and the rules, regulations and policies of the FCC and any other Governmental Authority.

(d) Acknowledgement by Grantors. Each Grantor acknowledges that the approval of the FCC and each other appropriate Governmental Authority to the assignment of the FCC License Rights is integral to the Collateral Agent’s realization of the value of the Collateral, including, without limitation, the FCC Licenses, that there is no adequate remedy at law for failure by the Grantor to comply with the provisions of this Section 6.09 and that such failure could not be adequately compensable in damages. Therefore, the Grantors agree that the provisions of this Section 6.09 may be specifically enforced, without any requirement to post bond (such rights being fully waived by Grantors) and without regard to the adequacy of any remedies available at law (the defense of the adequacy of remedies at law being fully waived by the Grantors).

6.10.   Agents and Attorneys-in-Fact. The Collateral Agent may employ agents and attorneys-in-fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.

6.11.   Severability. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (a) the other provisions hereof shall remain in full force and effect in such jurisdiction and (b) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

6.12.   No Senior Liens. Except as permitted under the Indenture, Grantors shall not grant to any party any lien or security interest (other than Permitted Liens) in any of the Collateral that is superior to the interest granted to the Collateral Agent hereunder regardless of whether such security interest could be held by, exercised by, or granted to Collateral Agent under applicable law. To the extent that, by reason of changes in law or regulations or for any other reason Grantors may grant to Collateral Agent additional rights with respect to the FCC Licenses or rights facilitating Collateral Agent’s ability to foreclose upon, acquire and/or dispose of such interests upon the occurrence of an Event of Default, Grantors agree, upon notice from Collateral Agent, to amend this agreement to provide such rights or such assurance to Collateral Agent.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed and delivered as of the day and year first above written.

MOTIENT CORPORATION

By:	/s/ Neil L. Hazard
Name:	Neil L. Hazard
Title:	Executive Vice President, Chief Financial Officer and Treasurer

MVH HOLDINGS INC.

By:	/s/ Neil L. Hazard
Name:	Neil L. Hazard
Title:	Vice President and Treasurer

MOTIENT COMMUNICATIONS INC.

By:	/s/ Neil L. Hazard
Name:	Neil L. Hazard
Title:	Vice President and Treasurer

MOTIENT LICENSE INC.

By:	/s/ Neil L. Hazard
Name:	Neil L. Hazard
Title:	Vice President and Treasurer

MOTIENT SERVICES INC.

By:	/s/ Neil L. Hazard
Name:	Neil L. Hazard
Title:	Vice President and Treasurer

MOTIENT HOLDINGS INC.

By:	/s/ Neil L. Hazard
Name:	Neil L. Hazard
Title:	Vice President and Treasurer

MOTIENT VENTURES HOLDING INC.

By:	/s/ Neil L. Hazard
Name:	Neil L. Hazard
Title:	Vice President and Treasurer

TERRESTAR NETWORKS INC.

By:	/s/ Neil L. Hazard
Name:	Neil L. Hazard
Title:	Chief Financial Officer and Assistant Secretary

U.S. BANK NATIONAL ASSOCIATION,
as Collateral Agent

By:	/s/ Richard Prokosch
Name:	Richard Prokosch
Title:	Vice President

EXHIBIT A

FORM OF ADDITIONAL GRANTOR SUPPLEMENT

This ADDITIONAL GRANTOR SUPPLEMENT, dated  _________ ,  _____ (the “Additional Grantor Supplement”), is delivered pursuant to the Security Agreement, dated as of November 28, 2006 (as it may be from time to time amended, the “Security Agreement”), among Motient Corporation, a Delaware corporation (“Motient”), each of the other parties named therein as a grantor and any entities that may become grantors in the future (the foregoing, collectively, the “Grantors”) in favor of U.S. Bank, National Association, as the Collateral Agent (in such capacity, together with its successors in such capacity, the “Collateral Agent”).. Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Security Agreement.

Section 1. Grant of Security Interest. The undersigned (the “Additional Grantor”) hereby grants to the Collateral Agent a security interest in and to all of its right, title and interest in, to and under all property of the undersigned that constitutes “Collateral” as defined in the Security Agreement.

Section 2. Security for Obligations. The grant of the security interest under this Additional Grantor Supplement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof)), of all Secured Obligations of the Additional Grantor.

Section 3. Supplements to Security Agreement Annexes. The undersigned has attached hereto supplemental Annexes ______________ to Annexes  _____________, respectively, to the Security Agreement, and the undersigned hereby certifies, as of the date first above written, that such supplemental schedules are complete and correct in all material respects.

Section 4. Representations and Warrants and Covenants. The Additional Grantor hereby makes each representation and warranty and covenant set forth in the Security Agreement (as supplemented by the attached supplemental annexes) to the same extent as each other Grantor.

Section 5. Obligations Under the Security Agreement. The undersigned hereby agrees, as of the date first written above, to be bound as a Grantor by all of the terms and provisions of the Security Agreement to the same extent as each of the other Grantors. The undersigned further agrees, as of the date first written above, that each reference in the Security Agreement to a “Grantor” shall also mean and be a reference to the undersigned.

Section 6. Governing Law. This Additional Grantor Supplement shall be governed by, and construed in accordance with, the law of the State of New York.

IN WITNESS WHEREOF, the undersigned has caused this Additional Grantor Supplement to be duly executed and delivered by its duly authorized officer as of the date first written above.

[NAME OF ADDITIONAL GRANTOR]

By:_____________________________
Name:
Title: